UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Alliance Bancorp, Inc. of Pennsylvania

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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June 14, 2011

ERRATA SHEET TO PROXY STATEMENT

This errata sheet to our proxy statement, dated June 13, 2011, for the special meeting of shareholders of Alliance Bancorp, Inc. of Pennsylvania to be held on July 20, 2011 (the “Proxy Statement”) is being delivered to shareholders of Alliance Bancorp to correct an error in the Proxy Statement.

On Page 3 of the Proxy Statement, in the Proposal to Adopt the 2011 Stock Option Plan, under the heading “Description of the Stock Option Plan – Number of Shares Covered by the Stock Option Plan,” we indicate that a total of 325,842 shares of our common stock have been reserved for future issuance pursuant to the Stock Option Plan. The number of shares reserved for the Stock Option Plan is equal to 10.0% of the shares sold in our recent “second-step” stock offering, not 4.0% of the shares sold as incorrectly stated on page 3 of the Proxy Statement.  The 325,842 shares reserved under the Stock Option Plan is equal to approximately 6.0% of the currently outstanding shares of our common stock.

We apologize for any inconvenience or confusion caused by this error.